Exhibit 3.28

Company No: 03837209

The Companies Acts

Private Company Limited by Shares

ARTICLES OF ASSOCIATION

of

ESTERLINE TECHNOLOGIES LIMITED

CMS Cameron McKenna LLP

Mitre House

160 Aldersgate Street

London EC1A 4DD

T +44(0)20 7367 3000

F +44(0)20 7367 2000

TABLE OF CONTENTS

	DEFINITIONS AND INTERPRETATION	1
1.	Definitions	1
2.	Table A	2
3.	Limited liability	2
	SHARE CAPITAL	2
4.	Power to allot shares	2
5.	Redeemable shares	2
6.	Disapplication of statutory pre-emption provisions	3
7.	Alteration of share capital	3
8.	Execution of certificates	3
	LIEN AND FORFEITURE	3
9.	Company’s lien	3
10.	Forfeiture	3
	TRANSFER OF SHARES	4
11.	Instrument of transfer	4
12.	Right to refuse registration	4
	PROCEEDINGS AT GENERAL MEETINGS	4
13.	Quorum	4
14.	Procedure if a quorum is not present	4
15.	Procedure if a single member company	4
16.	Joint and corporate holders	5
17.	Right to demand a poll	5
18.	Chairman’s casting vote	5
19.	Voting	5
20.	Proxies	5
	NUMBER OF DIRECTORS	7
21.	Number of directors	7
	ALTERNATE DIRECTORS	7
22.	Appointment, removal and cessation	7
23.	Alternate acting for more than one director	7
	POWERS OF DIRECTORS	7
24.	Power to change the company’s name	7
	DELEGATION OF POWERS	8
25.	Committees	8
	APPOINTMENT AND REMOVAL OF DIRECTORS	8
26.	Casual vacancy	8
27.	Majority shareholders’ right to appoint and remove directors	8
28.	Death of a sole member	8
29.	No age limit for directors	8
	DISQUALIFICATION	9
30.	Disqualification	9
	REMUNERATION OF DIRECTORS	9

31.	Ordinary remuneration and extra remuneration	9
32.	Directors’ expenses	9
	PROCEEDINGS OF DIRECTORS	9
33.	Quorum	9
34.	Notice to directors outside the United Kingdom	9
35.	Sole director	10
36.	Resolution in writing	10
37.	Participation at meetings by telephone	10
38.	Directors’ interests	11
39.	Directors’ conflicts of interest	11
40.	Secretary	13
	THE SEAL	14
41.	Sealing	14
42.	Official seal	14
	DIVIDENDS	14
43.	Payment of dividends	14
	COMMUNICATIONS	14
44.	Means of communications to be used	14
45.	When information deemed received	15
46.	Service of notice on person entitled by transmission	16
	INDEMNITY	16
47.	Indemnity, provision of funds and insurance	16

The Companies Acts

Private Company Limited by Shares

ARTICLES OF ASSOCIATION

of

ESTERLINE TECHNOLOGIES LIMITED

DEFINITIONS AND INTERPRETATION

1.	Definitions

1.1	In these articles:

“board” means the board of directors for the time being of the company or those directors present at a duly convened meeting of the directors at which a quorum is present;

“committee” means a committee of the board duly appointed pursuant to these articles;

“director” means a director for the time being of the company;

“electronic address” means a number or address used for the purposes of sending or receiving documents or information by electronic means;

“electronic form” and “electronic means” apply with the meanings with which they apply in the Companies Act 2006;

“hard copy form” applies with the meaning with which it applies in the Companies Act 2006;

“Statutes” means every statute (including any statutory instrument, order, regulation or subordinate legislation made under it) for the time being in force concerning companies and affecting the company;

“Table A” means Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 (including any statutory modification of it applicable to private companies in force at the time these articles become binding on the company, but excluding any statutory modification of it not in force at that time);

“these articles” means these articles of association (including such regulations in Table A as apply to the company) as originally adopted or as altered by the company from time to time and reference to any numbered article is to the corresponding article in these articles;

“writing” includes the representation or reproduction of words, symbols or other information in such form (including in electronic form or by making it available on a website) that it can be read or seen with the naked eye and a copy of it can be retained.

1.2	References in regulation 1 of Table A to “these regulations” shall be read as including a reference to these articles. Headings to these articles are inserted for convenience only and shall not affect their construction.

1.3	Except insofar as is stated to the contrary or the context otherwise requires, a reference to a statute, statutory provision or regulation includes any amendment, consolidation, re-enactment or replacement of it in whole or part for the time being in force.

1.4	References to the execution of anything sent or supplied in electronic form include references to its being executed by such means and incorporating such information as the board may from time to time stipulate for the purpose of establishing its authenticity and integrity.

2.	Table A

2.1	The regulations contained in Table A (as modified by these articles) shall apply to the company except in so far as they are excluded by or are inconsistent with these articles. Regulations 2, 8, 23, 24, 25, 40, 41, 54, 60 to 63 (inclusive), 64, 65, 67, 76 to 78 (inclusive), 83, 85, 86, 89, 94 to 99 (inclusive), 108, 111, 112, 115, 116 and 118 of Table A, and provisions inserted in Table A by the Companies Act 1985 (Electronic Communications) Order 2000, shall not apply to the company.

3.	Limited liability

3.1	The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

SHARE CAPITAL

4.	Power to allot shares

4.1	Subject to the Statutes and without prejudice to any rights attached to any existing shares, any share may be issued with such rights or restrictions as the company may by ordinary resolution determine or, in the absence of any such determination or in so far as such ordinary resolution does not make specific provision, as the board may determine.

5.	Redeemable shares

5.1	Subject to the Statutes and without prejudice to any rights attached to any existing shares, shares may be issued which are to be redeemed or which are liable to be redeemed at the option of the company or of the holder on such terms and in such manner as may be provided for by these articles. Subject to article 5.2, any such redemption may be on such terms and in such manner as may be provided for by these articles.

5.2	Article 5.3 shall take effect from the time that section 685 of the Companies Act 2006 comes into force and these articles shall be read and construed accordingly.

5.3	Any redemption of shares may be on such terms and in such manner as the company may by ordinary resolution determine or, in the absence of any such determination or in so far as such ordinary resolution does not make specific provision, as the board may determine.

6.	Disapplication of statutory pre-emption provisions

6.1	The provisions of neither section 89(1) of the Companies Act 1985 nor section 561 of the Companies Act 2006 shall apply to the share capital of the company (present and future).

7.	Alteration of share capital

7.1	Subject to the Statutes, the company may by special resolution reduce its share capital, any capital redemption reserve, any share premium account or other distributable reserve in any way.

8.	Execution of certificates

8.1	Every certificate for shares or other securities of the company shall be issued and supplied in hard copy form under the seal or in such other manner as the board, having regard to the terms of issue and the Statutes, may authorise, and each share certificate shall specify the shares to which it relates, the distinguishing number (if any) of the shares and the amount paid up on the shares. The board may determine, either generally or in relation to any particular case, that any signature on any certificate need not be autographic but may be applied by some mechanical or other means, or printed on the certificate, or that certificates need not be signed.

LIEN AND FORFEITURE

9.	Company’s lien

9.1	The company shall have a first and paramount lien on every share for all monies (whether presently payable or not) called or payable at a fixed time in respect of that share, and the company shall also have a first and paramount lien on all shares registered in the name of any person (whether solely or jointly with others) for all monies owing to the company from him or his estate, either alone or jointly with any other person, whether as a member or not and whether such monies are presently payable or not. The board may at any time declare any share to be wholly or partly exempt from the provisions of this article. The company’s lien on a share shall extend to any amount payable in respect of it.

10.	Forfeiture

10.1

Subject to the Statutes and these articles, a forfeited share shall become the property of the company and may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the board determines either to the person who was before the forfeiture the holder or to any other person, and at any time before sale, re-allotment or other disposition the forfeiture may be cancelled on such terms as the board think fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person the board may authorise some person to execute an instrument of transfer of the share to that person.

TRANSFER OF SHARES

11.	Instrument of transfer

11.1	The instrument of transfer of a share (which shall, unless the board shall determine otherwise, be in hard copy form) may be in any usual format or in any other format which the board may approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee.

12.	Right to refuse registration

12.1	The board may, in its absolute discretion, refuse to register any transfer of any share, whether or not it is a fully paid share.

12.2	If the board refuses to register a transfer it shall within two months after the date on which the transfer was lodged send the transferee notice of the refusal together with its reasons for the refusal.

PROCEEDINGS AT GENERAL MEETINGS

13.	Quorum

13.1	No business shall be transacted at any general meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporation, shall be a quorum Provided that, if and for so long as the company has only one member, that member present in person or by proxy or (if that member is a corporation) by a duly authorised representative shall be a quorum.

14.	Procedure if a quorum is not present

14.1	If a quorum is not present within half an hour of the time appointed for a general meeting, the meeting, if convened on the requisition of members, shall be dissolved; in any other case it shall stand adjourned to such day and at such time and place as the board may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the members present shall be a quorum.

15.	Procedure if a single member company

15.1	If the membership of the company falls to one member or, having been one member, increases to more than one member, an appropriate statement of such event shall together with the date of that event be entered in the register of members in accordance with section 352A of the Companies Act 1985 (or, once that section is repealed, section 123 of the Companies Act 2006).

16.	Joint and corporate holders

16.1	For all purposes, including the execution of any appointment of proxy, resolution in writing, notice or other document (including anything sent or supplied in electronic form) executed or approved pursuant to any provision of these articles,

16.1.1	in the case of a share registered in the name of joint holders, execution by any one of such joint holders shall be deemed to be and shall be accepted as execution by all the joint holders; and

16.1.2	in the case of a member which is a corporation, execution by any director or the secretary of that corporation or any other person who appears to any officer of the company (acting reasonably and in good faith) to have been duly authorised to execute shall be deemed to be and shall be accepted as execution by that corporation.

17.	Right to demand a poll

17.1	A poll may be demanded at any general meeting by any member (or his proxy or, in the case of a corporation, his duly authorised representative) entitled to vote at the meeting. Regulation 46 of Table A shall be modified accordingly.

18.	Chairman’s casting vote

18.1	In the case of an equality of votes at a general meeting, whether on a show of hands or on a poll, the chairman of the meeting shall be entitled to a casting vote in addition to any other vote he may have.

19.	Voting

19.1	Subject to any rights or restrictions as to voting attached to any shares by the terms on which they were issued or by or in accordance with these articles or otherwise:

19.1.1	on a show of hands every member who is present in person or (if a corporation) by one or more duly authorised representatives shall have one vote, as shall each proxy present; and

19.1.2	on a poll every member shall have one vote for every share of which he is the holder.

20.	Proxies

20.1	The board may (but, subject to the Statutes, need not) allow appointments of proxies to be delivered to the company in electronic form, and if it does it may make such appointments subject to such stipulations, conditions or restrictions, and require such evidence of valid execution, as the board thinks fit.

20.2 If the appointment of a proxy is:

20.2.1	in hard copy form, it shall be executed under the hand of the appointor or of his attorney authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to execute it;

20.2.2	in electronic form, it shall be executed by or on behalf of the appointor.

20.3	For the appointment of a proxy to be valid:

20.3.1	not less than 48 hours before the time appointed for holding the relevant meeting or adjourned meeting:

(a)	the appointment shall be delivered to the office or to such other place as the company shall direct or (if sent by electronic means) to any electronic address to which the company is deemed in accordance with the Companies Act 2006 to have agreed that it may be sent; and

(b)	the power of attorney or other authority (if any) under which it is executed, or a copy of such power or authority certified notarially or in some other way approved by the board, shall be delivered in hard copy form (or such other form as the board may permit) to the office or to such other place (or, if the board permits, such electronic address) as the company shall direct;

20.3.2	in the case of a poll taken more than 48 hours after it is demanded, the appointment and such power of attorney or other authority or copy shall be so delivered not earlier than the demand and not less than 24 hours before the time appointed for the taking of the poll; and

20.3.3	where a poll is not taken forthwith but is taken not more than 48 hours after it was demanded, the appointment and such documents shall be delivered at the meeting at which the poll was demanded to the chairman of the meeting or to any director but notwithstanding this an appointment of a proxy may be accepted by the directors at any time prior to the meeting at which the person named in the appointment proposes to vote (or, where a poll is demanded at the meeting, but not taken forthwith, at any time prior to the taking of the poll).

20.4	The appointment of a proxy shall be in any usual format or any other format that the board may approve and may relate to more than one meeting. A member may appoint more than one proxy in relation to a meeting, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him. The appointment of a proxy shall be deemed to include all the relevant member’s rights to attend and speak at the meeting and vote in respect of the share or shares concerned (but so that each proxy appointed by that member may vote on a show of hands notwithstanding that the member would only have had one vote if voting in person, and may demand or join in demanding a poll as if the proxy held the share or shares concerned) and, except to the extent that the appointment comprises instructions to vote in a particular way, to permit the proxy to vote or abstain as the proxy thinks fit on any business properly dealt with at the meeting, including a vote on any amendment of a resolution put to the meeting or on any motion to adjourn. The appointment shall, unless the contrary is stated in it, be as valid for any adjournment of the meeting as for the meeting to which it relates.

20.5	A vote given or poll demanded by proxy or by the duly authorised representative of a corporation shall be valid, notwithstanding the previous determination of the authority of the person voting or demanding a poll, unless notice of such determination was received by the company at the office (or at such other place at which the appointment of proxy was duly deposited or, where the appointment of the proxy was sent to the company in electronic form, at the electronic address at which the appointment was duly received) not later than the last time at which an appointment of proxy should have been deposited or delivered in order to be valid for use at the meeting or on the holding of the poll at which the vote was given or the poll demanded.

NUMBER OF DIRECTORS

21.	Number of directors

21.1	Unless otherwise determined by ordinary resolution, the number of directors shall not be subject to any maximum and the minimum number of directors shall be one.

ALTERNATE DIRECTORS

22.	Appointment, removal and cessation

22.1	Any director other than an alternate director may by notice in writing appoint any person to be an alternate director and may remove from office an alternate director so appointed by him. An alternate director shall cease to be an alternate director if his appointor ceases to be a director.

23.	Alternate acting for more than one director

23.1	When an alternate director is also a director or acts as an alternate director for more than one director, such alternate director shall have one vote for every director so represented by him who is not present (in addition to his own vote if he is himself a director) and shall be counted in the quorum as a corresponding number of directors provided that at least one other director (or alternate director) is participating.

POWERS OF DIRECTORS

24.	Power to change the company’s name

24.1	Article 24.2 shall take effect from the time that section 77 of the Companies Act 2006 comes into force and these articles shall be read and construed accordingly.

24.2	Subject to any directions given by the company in general meeting by special resolution, the board may from time to time change the name of the company to any name considered by the board to be advantageous, expedient or otherwise desirable.

DELEGATION OF POWERS

25.	Committees

25.1	The following sentences shall be inserted in place of the first sentence of regulation 72 of Table A:

“The directors may delegate any of their powers to any committee consisting of one or more persons. Any committee shall have the power (unless the directors direct otherwise) to co-opt as a member or as members of the committee for any specific purpose any person or persons not being a director or directors of the company”.

25.2	The power to delegate contained in this article shall be effective in relation to the powers, authorities and discretions of the board generally (none of which shall be deemed incapable of delegation to a committee) and shall not be limited by the fact that in certain articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the board or by a committee authorised by the board.

APPOINTMENT AND REMOVAL OF DIRECTORS

26.	Casual vacancy

26.1	The company may by ordinary resolution appoint a person who is willing to act as a director either to fill a vacancy or as an additional director.

27.	Majority shareholders’ right to appoint and remove directors

27.1	Any member or members holding a majority in nominal amount of the issued ordinary share capital which confers the right to attend and vote at general meetings may at any time appoint any person to be a director, whether as an additional director or to fill a vacancy, and may remove from office any director howsoever appointed. Any such appointment or removal shall be effected by notice in writing to the company executed by the relevant member or members. Any such appointment or removal shall take effect when the notice is delivered to the office or to the secretary, or is received in electronic form at the company’s electronic address, or is produced at a meeting of the board. Any such removal shall be without prejudice to any claim that a director may have under any contract between him and the company.

28.	Death of a sole member

28.1	In any case where as the result of the death of a sole member of the company the company has no members and no directors, the personal representatives of such deceased member shall have the right by notice in writing executed by them and delivered to the office or to the secretary, or received in electronic form at the company’s electronic address, to appoint a person to be a director of the company and such appointment shall be as effective as if made by the company in general meeting.

29.	No age limit for directors

29.1	There shall be no age limit for directors of the company.

DISQUALIFICATION

30.	Disqualification

30.1	Regulation 81 of Table A shall be amended by substituting for paragraphs (c) and (e):

“(c) he becomes, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as a director; or”; and

“(e) he is otherwise duly removed from office.”

REMUNERATION OF DIRECTORS

31.	Ordinary remuneration and extra remuneration

31.1	Regulation 82 of Table A shall be amended by the addition of the following:

“Such remuneration shall be divided between the directors (if more than one) in such proportion and manner as the directors may unanimously determine or, in default of such determination, equally, except that any director holding office for less than a year or other period for which remuneration is paid shall rank in such division in proportion to the fraction of such year or other period during which he has held office. Any director who, at the request of the board, performs special services or goes or resides abroad for any purpose of the company may receive such extra remuneration by way of salary, commission or participation in profits, or partly in one way and partly in another, as the board may determine.”

32.	Directors’ expenses

32.1	The directors (including alternate directors) may be paid all travelling, hotel, and other expenses properly and reasonably incurred by them in connection with their attendance at meetings of directors or committees or general meetings or separate meetings of the holders of any class of shares or of debentures of the company or otherwise in connection with the discharge of their duties.

PROCEEDINGS OF DIRECTORS

33.	Quorum

33.1	The quorum for the transaction of business of the directors may be fixed by the directors and unless so fixed at any other number shall be two, provided that:

33.1.1	if and so long as there is only one director the quorum shall be one; and

33.1.2	for the purposes of any meeting held pursuant to article 39 to authorise a director’s conflict, if there is only one director besides the director concerned and directors with a similar interest the quorum shall be one.

33.2	A person who holds office only as an alternate director shall, if his appointor is not present, be counted in the quorum.

34.	Notice to directors outside the United Kingdom

34.1	Regulation 88 of Table A shall be amended by substituting for the sentence:

“It shall not be necessary to give notice of a meeting to a director who is absent from the United Kingdom.”

the following sentence:

“Notice of every meeting of directors shall be given to each director or his alternate director, including any director or alternate director who may for the time being be absent from the United Kingdom and has given the company his address (which may be or include an electronic address) outside the United Kingdom.”

The final sentence of regulation 66 of Table A shall accordingly not apply to the company.

34.2	References in this article to a director shall include references to an alternate director who at the relevant time is entitled to receive notice of and to attend a meeting of the board or, as the case may be, the relevant committee.

35.	Sole director

35.1	If and so long as there is only one director that director shall, notwithstanding anything to the contrary in these articles, have authority to exercise all the powers, authorities and discretions vested in the board or the directors generally, these articles shall be read and construed accordingly.

35.2	Regulation 90 of Table A shall be amended by deleting the words “or a sole continuing director” and “or director”.

36.	Resolution in writing

36.1	A resolution in writing such as is referred to in regulation 93 of Table A executed by any relevant director, alternate director or member of a committee may be evidenced by letter, a document in electronic form executed by the relevant person, or by any other means which the directors may approve from time to time.

37.	Participation at meetings by telephone

37.1	Any director (including an alternate director) or other person may participate in a meeting of the directors or a committee of which he is a member by means of a conference telephone or similar communicating equipment whereby all persons participating in the meeting can hear each other. Resolutions and decisions of the kind normally made or taken at a physical meeting of the directors or a committee in accordance with these articles can accordingly be so made or taken even if no persons so participating are physically present with each other. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chairman of the meeting is.

37.2	In determining whether the quorum requirements fixed by or in accordance with these articles are fulfilled, all directors participating in the meeting in accordance with this article shall be counted in the quorum.

38.	Directors’ interests

38.1	Except to the extent that article 39.4 applies or the terms of any authority given under that article otherwise provide, and without prejudice to such disclosure as is required under the Act, a director (including an alternate director) shall be counted for the purposes of calculating whether there is a quorum and shall be entitled to vote at a meeting of directors or of a committee on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of the company.

39.	Directors’ conflicts of interest

39.1	Subject to the provisions of the Act and provided that he has disclosed to the directors the nature and extent of any material interest of his, a director may, notwithstanding his office or that, without the authorisation conferred by this article 39.1, he would or might be in breach of his duty under the Act to avoid conflicts of interest:

39.1.1	be a party to, or otherwise interested in, any transaction or arrangement with the company or in which the company is otherwise interested; or

39.1.2	be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any undertaking in the same group as the company, or promoted by the company or by any undertaking in the same group as the company, or in which the company or any undertaking in the same group as the company is otherwise interested.

39.2	No director shall:

39.2.1	by reason of his office, be accountable to the company for any benefit which he derives from any office or employment, or from any transaction or arrangement, or from any interest in any undertaking, that is authorised under article 39.1 (and no such benefit shall constitute a breach of the duty under the Act not to accept benefits from third parties, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit);

39.2.2	be in breach of his duties as a director by reason only of his excluding himself from the receipt of information, or from participation in discussion (whether at meetings of the directors or otherwise), that will or may relate to any office, employment, transaction, arrangement or interest that is authorised under article 39.1;

39.2.3	be required to disclose to the company, or use in relation to the company’s affairs, any confidential information obtained by him in connection with any office, employment, transaction, arrangement or interest that is authorised under article 39.1 if his doing so would result in a breach of a duty or an obligation of confidence owed by him in that connection.

39.3	A general notice given to the board that a director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the director has an interest in any such transaction of the nature and extent so specified; and an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

39.4	The board may, if the quorum and voting requirements set out below are satisfied, authorise any matter that would otherwise involve a director breaching his duty under the Act to avoid conflicts of interest, and any director (including the director concerned) may propose that the director concerned be authorised in relation to any matter the subject of such a conflict provided that:

39.4.1	such proposal and any authority given by the board shall be effected in the same way that any other matter may be proposed to and resolved upon by the board under the provisions of these articles, except that the director concerned and any other director with a similar interest:

(a)	shall not count towards the quorum at the meeting at which the conflict is considered;

(b)	may, if the other directors so decide, be excluded from any meeting of the directors while the conflict is under consideration; and

(c)	shall not vote on any resolution authorising the conflict except that, if he does vote, the resolution will still be valid if it would have been agreed to if his vote had not been counted; and

39.4.2	where the board gives authority in relation to such a conflict:

(a)	it may (whether at the time of giving the authority or at any time or times subsequently) impose such terms upon the director concerned and any other director with a similar interest as it may determine, including, without limitation, the exclusion of that director and any other director with a similar interest from the receipt of information, or participation in discussion (whether at meetings of the directors or otherwise) related to the conflict;

(b)	the director concerned and any other director with a similar interest will be obliged to conduct himself in accordance with any terms imposed by the board from time to time in relation to the conflict but will not be in breach of his duties as a director by reason of his doing so;

(c)	the authority may provide that, where the director concerned and any other director with a similar interest obtains information that is confidential to a third party, the director will not be obliged to disclose that information to the company, or to use the information in relation to the company’s affairs, where to do so would amount to a breach of that confidence;

(d)	the authority may also provide that the director concerned or any other director with a similar interest shall not be accountable to the company for any benefit that he receives as a result of the conflict;

(e)	the receipt by the director concerned or any other director with a similar interest of any remuneration or benefit as a result of the conflict shall not constitute a breach of the duty under the Act not to accept benefits from third parties;

(f)	the terms of the authority shall be recorded in writing (but the authority shall be effective whether or not the terms are so recorded); and

(g)	the board may withdraw such authority at any time.

39.5	For the purposes of these articles, and provided that the relevant director has disclosed the nature and extent of his interest to the board:

39.5.1	the entry into a contract or other arrangement between the company and a member of the company’s group (comprising the company’s ultimate holding company, and any directly or indirectly wholly-owned subsidiary undertaking of the company’s ultimate holding company) (a “Group Contract”) shall not constitute a situation in which a director has a conflict, notwithstanding that such director may also be a director or employee of such Group Company (such director being referred to as a “Dual Position Director”);

39.5.2	any conflict that any director may have by virtue of his directly or indirectly holding securities, or options over securities, issued by any undertaking in the same group (as defined in the Act) as the company (a “Group Undertaking”), or his being a director, officer, manager, employee of, or his otherwise being engaged by, any Group Undertaking, is authorised;

39.5.3	any conflict that any director may have by virtue of his being entitled to a pension or deferred pension in respect of his current or former employment by any Group Undertaking is authorised;

39.5.4	a Dual Position Director who is present at a board meeting at which a Group Contract is considered shall count towards the quorum at the meeting at which such Group Contract is considered and shall be entitled to vote on a resolution in respect of such Group Contract;

39.5.5	a director shall not be excluded from participating in board meetings or voting on resolutions at board meetings by reason solely of his directly or indirectly holding securities, or options over securities, issued by any Group Undertaking; and

39.5.6	a director shall not be excluded from participating in board meetings or voting on resolutions at board meetings by reason solely of his entitlement to a pension or deferred pension in respect of his current or former employment by any Group Undertaking.

40.	Secretary

40.1	Subject to the Statutes, the board may appoint a company secretary for such term, at such remuneration and upon such conditions as the board may think fit; and any secretary so appointed may be removed by the board. If thought fit, two or more persons may be appointed as joint secretaries. The board may also appoint from time to time on such terms as it thinks fit one or more assistant or deputy secretaries.

40.2	Nothing in these articles shall preclude the board from taking advantage of the exemption in section 270(1) of the Companies Act 2006 (under which a company is not required to have a secretary), and all references to the secretary in these articles shall be read and construed accordingly.

THE SEAL

41.	Sealing

41.1	If the company has a seal it shall only be used with the authority of the board or of a committee. The board may determine who shall sign any instrument to which the seal is affixed and unless otherwise so determined it shall be signed by a director and by the secretary or a second director.

41.2	Without limiting the board’s or any committee’s powers pursuant to regulation 101 of Table A, the board or a committee authorised to do so by the board may authorise any person to use the seal by sending or supplying that authority in electronic form and its doing so shall constitute a determination in such a case that that person may sign any instrument to which the seal is to be affixed pursuant to that authority.

42.	Official seal

42.1	In accordance with section 39 of the Act the company may have an official seal for use in any territory, district or place outside the United Kingdom.

DIVIDENDS

43.	Payment of dividends

43.1	The payment by the board of any unclaimed dividend or other monies payable on or in respect of a share into a separate account shall not constitute the company as trustee in respect of such monies. Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the board so resolve, be forfeited and cease to remain owing by the company.

43.2	The board may retain any dividend or other monies payable on or in respect of a share on which the company has a lien and may apply the amount retained in or towards satisfaction of the debts or other liabilities in respect of which the lien exists.

43.3	Dividends may be declared or paid in any currency and the board may agree with any member that dividends which may at any time or from time to time be declared or become due on his shares in one currency shall be paid or satisfied in another, and may agree the basis of conversion to be applied and how and when the amount to be paid in the other currency shall be calculated and paid and for the company or any other person to bear any costs involved.

COMMUNICATIONS

44.	Means of communications to be used

44.1	Except to the extent that these articles provide otherwise, and subject to compliance with the Statutes, anything sent or supplied by or to any person, including the company, under these articles may be sent or supplied, whether or not because the Statutes require it to be sent or supplied, in any way (including, except in the case of anything supplied to the company, by making it available on a website) in which documents or information required to be sent or supplied may be sent or supplied by or to that person in accordance with the Act.

44.2	Except insofar as the Statutes require otherwise, the company shall not be obliged to accept any notice, document or other information sent or supplied to the company in electronic form unless it satisfies such stipulations, conditions or restrictions (including, without limitation, for the purpose of authentication) as the board thinks fit, and the company shall be entitled to require any such notice, document or information to be sent or supplied in hard copy form instead.

44.3	In the case of joint holders of a share, all notices, documents or other information shall be given to the joint holder whose name stands first in the register of members in respect of the joint holding and shall be deemed to have been given to all the joint holders. Any agreement by that holder that notices, documents and other information may be sent or supplied in electronic form or by being made available on a website shall be binding on all the joint holders.

44.4	A member whose registered address is not within the United Kingdom and who notifies the company of an address within the United Kingdom at which notices, documents or other information may be served on or delivered to him shall be entitled to have such things served on or delivered to him at that address (in the manner referred to above), but otherwise no such member shall be entitled to receive any notice, document or other information from the company. Such address may, at the board’s discretion, be an electronic address but the board may at any time without prior notice (and whether or not the company has previously sent or supplied any documents or information in electronic form to that electronic address) refuse to send or supply any documents or information to that electronic address.

45.	When information deemed received

45.1	Any notice, document or other information:

45.1.1	if sent by the company by post or other delivery service shall be deemed to have been received on the day (whether or not it is a working day) following the day (whether or not it was a working day) on which it was put in the post or given to the delivery agent and, in proving that it was duly sent, it shall be sufficient to prove that the notice, document or information was properly addressed, prepaid and put in the post or duly given to the delivery agent;

45.1.2	if sent by the company by electronic means in accordance with the Statutes shall be deemed to have been received on the same day that it was sent, and proof that it was sent in accordance with guidance issued by the Institute of Chartered Secretaries and Administrators shall be conclusive evidence that it was sent;

45.1.3	if made available on a website in accordance with the Statutes shall be deemed to have been received when notification of its availability on the website is deemed to have been received or, if later, when it is first made available on the website;

45.1.4	not sent by post or other delivery service but served or delivered personally or left by the company at the address for that member on the register shall be deemed to have been served or delivered on the day (whether or not it was a working day) and at the time it was so left.

46.	Service of notice on person entitled by transmission

46.1	Where a person is entitled by transmission to a share, any notice, document or other information may be sent or supplied to him by the company in any manner in which it might have been sent or supplied to the holder if that person had not become so entitled, and as if that person’s address were that noted in the register as the holder’s registered address or were the electronic address (if any) specified by the holder. Otherwise, any notice, document or other information sent or supplied to any member pursuant to these articles shall, notwithstanding that the member is then dead or bankrupt or that any other event giving rise to the transmission of the share by operation of law has occurred and whether or not the company has notice of the death, bankruptcy or other event, be deemed to have been properly sent or supplied in respect of any share registered in the name of that member as sole or joint holder.

INDEMNITY

47.	Indemnity, provision of funds and insurance

47.1	Subject to, and to the extent not avoided by, the Statutes but without prejudice to any indemnity to which he may otherwise be entitled:

47.1.1	any person who is or was at any time a director, secretary or other officer (unless the office is or was as auditor) of the company or of any of its group undertakings (as defined in the Act) may be indemnified out of the assets of the company to whatever extent the board may determine against any costs, charges, expenses, losses and liabilities sustained or incurred by him in the actual or purported execution of his duties or in the exercise or purported exercise of his powers or otherwise in connection with his office, and whether or not sustained or incurred in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company or the relevant group undertaking;

47.1.2	the board shall have power to provide funds to meet any expenditure incurred or to be incurred by any such person in defending himself in any criminal or civil proceeding in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company or any of its group undertakings, or any investigation, or action proposed to be taken, by a regulatory authority in that connection, or for the purposes of any application under the Act, or in order to enable him to avoid incurring any such expenditure; and

47.1.3	every auditor of the company may be indemnified out of the assets of the company to whatever extent the board may determine against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the company.

47.2

The board may purchase and maintain insurance at the expense of the company for the benefit of any person who is or was at any time a director or other officer (unless the office is or was as auditor) or employee of the company or of any subsidiary undertaking of the company or of any body corporate in which the company has an interest (whether direct or indirect) or who is or was at any time a trustee of any pension fund or employee benefits trust in which any employee of the company or of any such subsidiary undertaking or body corporate is or has been interested, indemnifying such person against any liability which may attach to him, and any loss or expenditure which he may incur, in relation to anything actually or allegedly done or omitted to be done by him as a director, officer, employee or trustee, whether or not it involves any negligence, default, breach of duty or breach of trust by him in relation to the company or the relevant undertaking, body corporate, fund or trust.